Exhibit 16.1

January 14, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Better Therapeutics, Inc. (formerly Mountain Crest Acquisition Corp. II) under Item 4.01 of its Form 8-K/A dated January 14, 2022. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Better Therapeutics, Inc. (formerly Mountain Crest Acquisition Corp. II) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP